EXHIBIT 99.1

GAPSHARE

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4-9

SUPPLEMENTAL SCHEDULE:

Schedule of Assets (Held at End of Year) as of December 31, 2005	10-11

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit and Finance Committee and Participants of GapShare:

We have audited the accompanying statements of net assets available for benefits of GapShare (the “Plan”) as of December 31, 2005 and 2004 and the related statement of changes in net assets available for benefits for the year ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 28, 2006

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2005 AND 2004

	2005	2004
Investments, at fair value:
Mutual funds	$282,065,597	$281,100,552
Common collective trust funds	125,132,964	66,727,582
Common stock: The Gap, Inc. common stock	92,015,091	122,282,604
Participant loans	16,873,901	13,637,598

Total investments at fair value	516,087,553	483,748,336
Cash	16,247	29,129
Participant contributions receivable	1,285,955	1,239,075
Employer contributions receivable	823,771	804,185
Interest receivable	240,172	4,461

NET ASSETS AVAILABLE FOR BENEFITS	$518,453,698	$485,825,186

See accompanying notes to the financial statements.

GAPSHARE

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEAR ENDED DECEMBER 31, 2005

2005
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS ATTRIBUTED TO:
Investment income (loss):
Net appreciation in fair value of mutual funds	$18,918,206
Net appreciation in fair value of common collective trusts	3,753,930
Net depreciation in fair value of The Gap, Inc. common stock	(19,036,870)
Dividends and interest	2,538,920

Total investment income, net	6,174,186

Contributions:
Employer	33,201,261
Participants	54,841,036

Total contributions	88,042,297

Total additions	94,216,483

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	61,561,241
Administrative expenses	26,730

Total deductions	61,587,971

NET INCREASE	32,628,512
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	485,825,186

End of year	$518,453,698

See accompanying notes to the financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2005

1.	DESCRIPTION OF PLAN

General - GapShare (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under Sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

Contributions - The minimum level of participant contributions is 1% of base salary. Total contributions may not exceed a maximum of 30% of total eligible compensation on a pre-tax basis or 21% of total eligible compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $14,000 for the year ended December 31, 2005. The maximum compensation allowable for Plan allocation purposes was $210,000 for the year ended December 31, 2005.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2005, the formula provided for $1 of Company contributions for each $1 of participant contributions, up to a maximum of 4% of the participant’s total eligible compensation on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $42,000 for the year ended December 31, 2005. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Investment Options - Amerprise Trust Company is the Plan Trustee. At December 31, 2005, the Plan’s assets were invested in a number of registered investment funds, common collective trusts, and The Gap, Inc. common stock.

The Gap, Inc. common stock may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of The Gap, Inc. common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2005 and 2004, the Plan held 5,216,275 shares ($17.64 per share) and 5,789,896 ($21.12 per share), respectively, of The Gap, Inc. common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $75 to $100 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2005, there were 4,639 such loans, with interest rates ranging from 5% to 10.5%, maturing from 2006 to 2019.

Automatic Enrollment - The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the RiverSource Trust (“RVST”) Core Balanced Fund II unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses - Beginning January 1, 2002, the Plan’s administrative expenses are allocated to participant accounts with a market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds and investment contracts. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The RVST Money Market I Fund, the RVST Income Fund II, the RVST Equity Index II Fund, and the RVST Core Balanced Fund II are valued by the

Trustee at fair market value at the end of each Plan year. All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value.

Purchases and sales of mutual funds and collective funds are recorded on a settlement-date basis (which is not materially different from a trade-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits - Distributions to participants are recorded when paid.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits as of December 31, 2005 and 2004 are as follows:

	2005	2004
RVS Cash Management Fund	$—	$33,127,152
RVS New Dimensions Fund, 3,977,135 and 3,283,541 shares, respectively	78,826,809	79,560,190
Franklin Small Capital Growth Fund, 1,324,382 shares	—	45,240,897
T. Rowe Price New Horizons Fund, 1,508,632 shares	47,883,989	—
RVST Core Balanced Fund II, 4,163,188 shares	44,995,740	—
Pimco Total Return Fund, 3,724,246 and 3,468,496 shares, respectively	39,104,581	37,008,853
RVST Income Fund II, 1,397,581 shares	35,681,652	—
The Gap, Inc. Common Stock, 5,216,275 and 5,789,896 shares, respectively	92,015,091	122,282,604
RVST Equity Index II Fund, 1,136,104 and 1,076,507 shares, respectively	41,630,274	37,735,875
Europacific Growth Fund, 1,284,407 and 1,117,122 shares, respectively	52,185,449	39,389,717
AET Balanced II Fund, 2,765,391 shares	—	26,625,188

4.	TAX EXEMPT STATUS

The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated August 16, 2005 (reflecting amendments made to the Plan through May 30, 2003). The Plan has been amended since May 30, 2003, and the Company has submitted a request for favorable determination for those subsequent amendments. The Company and the plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code, and that the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements for the year ended December 31, 2005. See Note 8 to the financial statements for discussion surrounding the Plan’s participation in the Employee Plans Consolidated Resolution System, Voluntary Correction Program with the IRS.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	EXEMPT PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of common collective trust funds managed by Ameriprise. Ameriprise is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2005, plan administrative expenses of $26,730 were paid to Ameriprise from plan assets.

At December 31, 2005 and 2004, the Plan held 5,216,275 and 5,789,896 units, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $30,571,173 and $33,040,383, respectively. During the year ended December 31, 2005, the Plan recorded dividend income from The Gap, Inc. common stock of $1,108,780.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

December 31, 2005
Net assets available for benefits per financial statements	$518,453,698
Less: Contributions receivable	(2,109,726)

Net assets available for benefits per Form 5500	$516,343,972

Participant loans per financial statements	$16,873,901
Less: Deemed distributed loans	(1,378,354)

Participant loans per Form 5500	$15,495,547

Year Ended December 31, 2005
Total contributions per financial statements	$88,042,297
Less: Increase in contributions receivable	(66,466)

Total contributions per Form 5500	$87,975,831

Total deductions per financial statements	$61,587,971
Add: Interest income on deemed distributed loans	7,665
Add: Transfer of assets to/from the Plan	378,094

Total deductions per Form 5500	$61,973,730

8.	VOLUNTARY CORRECTION PROGRAM

The Company, as Plan sponsor, paid a fee of $25,000 to the Internal Revenue Service on January 31, 2005, in connection with the Company’s submission of an application under the Employee Plans Consolidated Resolution System, Voluntary Correction Program, in accordance with IRS Revenue Procedure 2003-44 (the “VCP Filing”). In the VCP Filing, the Company requested IRS approval of a proposed amendment of the Plan to conform the Plan’s terms with its past operations. Specifically, the proposed amendment would revise the definition of a participant’s eligible “compensation” under the Plan to exclude employee bonuses.

The Company received a standard acknowledgment of the VCP Filing from the IRS dated February 24, 2005. On November 16, 2005, the Company received a letter from the IRS stating that the VCP Filing had been accepted by the IRS without penalty or monetary corrections required. On November 22, 2005, the Company received a fax from the IRS Voluntary Compliance Specialist assigned to the VCP case requesting that the Company refrain from signing the Voluntary Compliance Statements until the successful conclusion of the Determination Letter Filing that had been made to the IRS in conjunction with and as required by the VCP program. On June 16, 2006, the Company received confirmation from the IRS Voluntary Compliance Specialist that the Determination Letter Filing had been passed into the review process at the IRS with a favorable recommendation from the IRS Voluntary Compliance Specialist. The IRS Voluntary Compliance Specialist advised the Company to proceed to sign the Voluntary Compliance Statements reflecting both parties’ acceptance of the compliance recommendation (execution of the proposed plan amendment), and submit them in duplicate to the IRS. The Company is in the process of executing those Voluntary Compliance Statements.

* * * * * *

GAPSHARE

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2005

Identity of Issuer or Borrower	Description of Investment	Fair Value
Mutual funds:
RVS New Dimensions Fund *	Mutual Fund 3,977,135 shares	$78,826,809
Hotchkis & Wiley Large Cap Val I	Mutual Fund 497,745 shares	11,652,201
Domini Social Equity Fund	Mutual Fund 719,001 shares	21,519,701
Fidelity Freedom 2010 Fund	Mutual Fund 56,244 shares	790,224
Fidelity Freedom 2020 Fund	Mutual Fund 110,663 shares	1,627,859
Fidelity Freedom 2030 Fund	Mutual Fund 112,276 shares	1,686,385
Fidelity Freedom 2040 Fund	Mutual Fund 213,822 shares	1,888,046
Neuberger Berman Genesis Fund	Mutual Fund 512,881 shares	24,900,353
Pimco Total Return Fund	Mutual Fund 3,724,246 shares	39,104,581
Europacific Growth Fund	Mutual Fund 1,284,407 shares	52,185,449
T. Rowe Price New Horizons Fund	Mutual Fund 1,508,632 shares	47,883,989

Total mutual funds		282,065,597

*	- Represents party-in-interest transaction.

GAPSHARE

SCHEDULE OF ASSETS (HELD AT END OF YEAR) (continued)

DECEMBER 31, 2005

Identity of Issuer or Borrower	Description of Investment	Fair Value
Common collective trust funds:
RVST Core Balanced Fund II *	Common collective trust 4,163,188 shares	44,995,740
RVST Income Fund II *	Common collective trust 1,397,581 shares	35,681,652
RVST Equity Index Fund II *	Common collective trust 1,136,104 shares	41,630,274
RVST Money Market Fund I *	Common collective trust 2,825,298 shares	2,825,298

Total common collective trust funds		125,132,964

The Gap, Inc. Common Stock*	Common Stock 5,216,275 shares	92,015,091

Participant Loans*	4,639 loans with interest rates from 5% to 10.5%, maturing from 2006 to 2019	16,873,901

TOTAL		$516,087,553

*	- Represents party-in-interest transaction.